Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Metacrine, Inc. of our report dated July 2, 2020, except for the last paragraph of Note 9, as to which the date is September 9, 2020, with respect to the consolidated financial statements of Metacrine, Inc. included in its Registration Statement (Form S-1 No. 333-248292) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 23, 2020